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                                                                      EXHIBIT 27


                                  CENCOR, INC.

                             FINANCIAL DATA SCHEDULE

                      FOR THE YEAR ENDED DECEMBER 31, 1993




Cash and cash items                                        $3,277,000
Marketable securities                                             -0-
Notes and accounts receivable-trade                        93,998,000
Allowances for doubtful accounts                            5,026,000
Inventory                                                         -0-
Total current assets                                       95,714,000
Property, plant and equipment                               2,424,000
Accumulated depreciation                                      682,000
Total assets                                               97,456,000
Total current liabilities                                   6,887,000
Bonds, mortgages, and similar debt                         96,284,000
Preferred stock--mandatory redemption                             -0-
Preferred stock--no mandatory redemption                          -0-
Common stock                                                1,241,000
Other stockholders' equity                                 (6,956,000)
Total liabilities and stockholders' equity                 97,456,000
Net sales of tangible products                                    -0-
Total revenues                                             23,037,000
Cost of tangible goods sold                                       -0-
Total costs and expenses applicable
     to sales revenue                                      19,339,000
Other costs and expenses                                     (926,000)
Provision for doubtful accounts and notes                   2,104,000
Interest and amortization of debt discount                  9,776,000
Income before taxes and other items                        (7,256,000)
Income tax expense                                                -0-
Income/loss continuing operations                          (7,256,000)
Discontinued operations                                           -0-

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FINANCIAL DATA SCHEDULE (CONTINUED)

Extraordinary items                                        18,033,000
Cumulative effect-changes in accounting
     principles                                                   -0-
Net income or loss                                         10,777,000
Earnings per share--primary                                      8.10
Earnings per share--fully diluted                                8.10